EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 16th day of January 2012.

B E T W E E N:

LIBERTY SILVER CORP.
(hereinafter referred to as the “Company”)

OF THE FIRST PART

- and -

MANISH Z. KSHATRIYA
(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS the Company and the Employee have agreed that the terms and conditions of their employment relationship shall be as set forth herein;

NOW THEREFORE, in consideration of the terms, conditions, covenants and obligations herein contained, and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by each of the parties), the parties hereto have agreed and do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1

Cause.

“Cause” throughout this Agreement means any act or omission of the Employee which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

Section 1.2

Change of Control.

“Change of Control” throughout this Agreement means any of the following events:

(i)

a transaction or series of transactions following which the individuals and entities who were the respective beneficial owners of the voting securities of the Company as of the date hereof cease to collectively hold more than 50% of the outstanding voting shares of the Company;

(ii)

the sale, transfer or other disposition of assets of the Company, having a fair market value equal to 50% or more of the fair market value of the assets of the Company, to any Person other than an Affiliate of the Company; or

(iii)

the approval by the shareholders of the Company of a merger, reorganisation, plan of arrangement or similar transaction (any of the foregoing, a “Merger”) as a result of which the individuals and entities who were the respective beneficial owners of the voting securities of the Company prior to such Merger are not expected to own immediately after such Merger, directly or indirectly, more than 50% of the voting securities or securities convertible into or exchangeable for voting securities of the entity resulting from the Merger.

(iv)

the resignation or removal of a majority of directors of the Company as a result of a solicitation of proxies that was not approved by a majority of the Board of Directors.

Section 1.3

Person.

“Person” throughout this Agreement means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

ARTICLE 2
SCOPE OF EMPLOYMENT

Section 2.1

Employment.

The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, in the position of Executive Vice President and Chief Financial Officer of the Company on a full time basis for an indefinite term until such employment is terminated in accordance with the terms of this Agreement.

Section 2.2

Duties and Responsibilities.

The duties and responsibilities of the Employee shall consist of those necessary or incidental to perform the functions of Executive Vice President and Chief Financial Officer of the Company.  The Employee shall perform such duties and exercise such powers as may from time to time be determined by the Board of Directors of the Company.  He shall likewise perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the by-laws of the Company, subject always to the control and direction of the Board of Directors of the Company.

Section 2.3

Full and Faithful Service.

The Employee shall devote to the business and affairs of the Company (as hereinafter defined) all of the time and attention reasonably necessary to carry out the duties of his position and shall ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Company.  The Employee agrees that he shall, in the performance of his duties, promote the interest, business and reputation of the Company and shall perform all such duties as are essential or conducive to the efficient management thereof in accordance with the rules and policies of the Company.  Notwithstanding this Section 2.3, the Employee is not precluded from serving as a member of the Board of Directors of other companies in the mining sector.

ARTICLE 3
REMUNERATION

Section 3.1

Salary.

As remuneration for his services hereunder, the Employee shall be paid a base salary subject to adjustment as hereinafter provided (the “Base Salary”) at the rate of $130,000 per annum, which Base Salary shall be paid in accordance with the regular payroll practices of the Company, subject to all necessary statutory deductions. During the continuance of this Agreement on or about each anniversary date, the Board of Directors of the Company shall reasonably consider increasing the said Base Salary payable to the Employee.

Section 3.2

Bonus.

The Employee shall be eligible to receive a bonus with respect to each fiscal year of employment during which he is employed.  The Employee shall also be eligible to receive such bonus for any partial fiscal year worked on a pro rated basis. The payment of the bonus remuneration to the Employee will be based on the achievement by the Employee of certain criteria established by mutual agreement between the Board of Directors of the Company and the Employee prior to the commencement of each fiscal year of employment.

Section 3.3

Benefits.

The Employee shall be permitted, if and to the extent eligible, to participate on the same terms in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company that is available generally to other senior executives and managers of the Company, all of which shall at all times remain consistent with industry practices.  Until such time that such benefit plan is established by the Company, the Employee shall receive 4% of Base Salary in cash in lieu of benefits per annum, which shall be paid in accordance with the regular payroll practices of the Company.

Section 3.4

Vacation.

The Employee shall be entitled to five (5) calendar weeks’ vacation leave in each year that this Agreement is in effect.  Such vacation shall be taken at such time or times as the Company may determine having regard to the business and undertaking of the Company.

Section 3.5

Expenses.

The Employee shall be reimbursed for all reasonable travel; business and entertainment expenses incurred by him in the performance of his duties hereunder, subject to such limitations as may be established by the Board of Directors of the Company and revised by them from time to time.  As a condition to the reimbursement of such expenses, the Employee shall furnish to the Company receipts for expenses incurred.

Section 3.6

Parking.

The Company shall provide the Employee with an unreserved parking space at an underground parking lot located in the downtown core of Toronto, which is located at or near the location of the Employee’s office.  In the event that a parking space cannot be provided the Company shall pay the employee the cash equivalent of an unreserved monthly parking space at the applicable location.  It is understood that such parking arrangement will not be on a full-time basis, as the Employee performs his employment duties from his home office from time to time, and in any event, all such parking arrangements shall be subject to approval by the Board of Directors, acting reasonably.

Section 3.7

Mobile Phone and Data Service.

The Company shall provide the Employee with a mobile hand held device of the Employee’s choosing (acting reasonably) and the Company shall reimburse the Employee for a cellular and data service plan capable of mobile internet, email and telephone access or any other technology that may be reasonably required by the Employee.

Section 3.8

Stock Options.

As of the date of this Agreement, the Employee has been granted options to acquire up to 450,000 common shares of the Company at an exercise price of $1.00 per share (the “Existing Stock Options”) pursuant to the following vesting schedule: (i) 150,000 options vest six months after January 16, 2012; (ii) 150,000 options vest one and a half years after January 16, 2012; and (iii) 150,000 options vest two and one half years after January 16, 2012, and in accordance with a stock option agreement entered into as of the date hereof between the Company and the Employee and pursuant to a the Company’s stock option plan. Notwithstanding the terms of the stock option plan the Existing Stock Options will expire five years from the grant date.  Further, during the Employee’s employment with the Company he shall be eligible to participate in any stock option plan(s) instituted for senior executives of the Company from time to time.

The Company agrees that it will grant to the Employee an additional 500,000 options (the “Additional Stock Options”) to acquire common shares of the Company, subject to regulatory approval, immediately following the third business day after the Company announces its next financing transaction.  The Additional Stock Options shall be exercisable for a period of 5 years from the date of granting, at a price equal to the greater of (i) $0.25 per share, and (ii) the closing price of the Company’s common shares on the Toronto Stock Exchange on the third business day after the Company announces its next financing transaction.  The Additional Stock Options shall vest pursuant to the following vesting schedule: (i) 167,000 options vest immediately upon grant; (ii) 166,500 options vest six months after grant; and (iii) 166,500 options vest twelve months after grant.  The Employee agrees that he will not sell any common shares received on the exercise of the Additional Stock Options at a price of less than $0.50 per share.

Section 3.9

Professional Fees and Dues.

During the term of this Agreement, the Company shall reimburse the Employee for professional fees, which shall include annual dues and professional development fees as may be required by the applicable professional governing bodies.

Section 3.10

Unpaid Leave of Absence

The Employee in consultation with the Board of Directors may take up to 30 days leave of absence without pay, or such longer period as may be agreed between the Company and the Employee, per calendar year.

ARTICLE 4
TERMINATION OF EMPLOYMENT

Section 4.1

Termination by the Company.

This Agreement and the employment contemplated hereunder may be terminated by the Company in the following circumstances:

(i)

at any time, for Cause, in which case the Employee's employment shall terminate immediately upon receipt of a written notice from the Company to the Employee informing the Employee of such termination and setting out in reasonable detail the circumstances constituting Cause;

(ii)

upon the death of the Employee, in which case his employment pursuant to this Agreement shall terminate on the date of death; and

(iii)

subject to applicable Human Rights legislation if, in any two year period, the Employee is unable to discharge his duties hereunder by reason of illness, disease, mental or physical disability or otherwise, for an aggregate period of 12 months, in which case his employment pursuant to this Agreement shall terminate at the end of the aggregate 12 month period.

Section 4.2

Release of Claims.

Upon notice being given pursuant to Subparagraph 4.1(i), upon the death of the Employee as referred to in Subparagraph 4.1(ii), or upon the expiration of the aggregate period referred to in Subparagraphs 4.1(iii), as the case may be, the employment of the Employee shall be terminated and this Agreement shall cease to have any further effect save and except in respect of Articles 5, 6 and 7 which shall continue in full force and effect.  Upon any such termination, the Employee shall have no claim against the Company for damages, termination pay, severance pay, pay in lieu of notice of termination, statutory or otherwise, except for the payments to be made to the Employee pursuant to paragraph 4.4(a) hereof.

Section 4.3

Termination by the Employee.

This Agreement and the employment contemplated hereunder may be terminated by the Employee at any time by giving 30 days prior notice in writing to the Company.  If the Employee terminates this Agreement in the event of a Change in Control, as permitted by section 4.4(c) below, then at the request of the Company, the Employee will continue his employment with the Company for up to an additional 60 days.  During such period the Employee shall be entitled to the same Base Salary and amounts payable under sections 3.3, 3.4, 3.5, 3.6, 3.7 and 3.9 hereof.

Section 4.4

Termination Payments.

(a)

Upon termination by the Company of this Agreement and the employment hereunder in the circumstances referred to in Subparagraphs 4.1(i), (ii) or (iii) hereof or upon termination by the Employee of this Agreement and the employment hereunder in accordance with Paragraph 4.3 hereof (other than in connection with a Change of Control and subject to the provisions of paragraph 4.4(c) herein), the Employee shall be entitled to payment in a lump sum (structured so as to minimise the taxes payable thereon by the Employee, so long as such structure does not increase the cost to the Company of such payment) of the Employee's Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of any unused vacation leave; (ii) any unpaid amounts to which the Employee is entitled in respect of a Bonus for the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs;

(iii) except in the case of termination for cause as provided in Section 4.1 (i), an amount equal to the average bonus paid to the employee in the fiscal years of the Company (up to a maximum of three) immediately preceding the fiscal year in which the termination occurs, pro-rated for the length of service of the Employee during the fiscal year in which the termination occurs; and (iv) all business expenses reasonably incurred by the Employee up to the date of termination.  The amounts referred to in the preceding sentence shall be paid to the Employee no later than the date, which is 30 days following the date of termination.

(b)

In the event of the termination by the Company of this Agreement and the employment hereunder in any circumstance other than those referred to in Subparagraph 4.1(i), (ii) or (iii) hereof the Employee shall be entitled to payment in a lump sum  (structured so as to minimise the taxes payable thereon by the Employee, so long as such structure does not increase the cost to the Company of such payment) of the Employee's Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of any unused vacation leave; (ii) any unpaid amounts to which the Employee is entitled in respect of a Bonus for the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs; (iii) an amount equal to the average bonus paid to the employee in the fiscal years of the Company (up to a maximum of three) immediately preceding the fiscal year in which the termination occurs, pro-rated for the length of service of the Employee during the fiscal year in which the termination occurs; (iv) all business expenses reasonably incurred by the Employee up to the date of termination; and (v) an amount equal to the Employee's Base Salary at the time of termination for a period equal to the sum of (A) one year, and (B) one month for every full year of service, up to an aggregate maximum of two years. The amounts referred to in the preceding sentence shall be paid to the Employee no later than the date that is 30 days following the date of termination.

(c)

In the event of a Change in Control of the Company, the Employee shall have the option to terminate this Agreement within 12 months of the date on which the Change of Control occurred.  In the event the Employee terminates this Agreement pursuant to this paragraph 4.4(c) herein the Employee shall be entitled to payment in a lump sum  (structured so as to minimise the taxes payable thereon by the Employee, so long as such structure does not increase the cost to the Company of such payment) of the Employee's Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of any unused vacation leave; (ii) any unpaid amounts to which the Employee is entitled in respect of a Bonus for the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs; (iii) an amount equal to the average bonus paid to the employee in the fiscal years of the Company (up to a maximum of three) immediately preceding the fiscal year in which the termination occurs, pro-rated for the length of service of the Employee during the fiscal year in which the termination occurs;

(iv) all business expenses reasonably incurred by the Employee up to the date of termination; and (v) an amount equal to the Employee's Base Salary at the time of termination for a period equal to the sum of (A) one year, and (B) one month for every full year of service, up to an aggregate maximum of two years. The amounts referred to in the preceding sentence shall be paid to the Employee no later than the date that is 30 days following the date of termination.

(d)

The payments referred to in Subparagraphs 4.4(a), (b) and (c) hereof shall be made regardless of whether the Employee seeks or finds alternate employment of any nature whatsoever.

Section 4.5

Reasonableness.

The Company and the Employee confirm that the provisions of Article 4 are reasonable and that the total amount payable in accordance with Paragraph 4.4 hereof is an amount which has been agreed between them to be payable hereunder, or in the alternative, is a reasonable pre-estimate of the damages which shall be suffered by the Employee in the event of the termination of his employment in the circumstances specified and shall not be construed as a penalty.

Section 4.6

Option Vesting.

In the event that the Employee is terminated by the Company other than for Cause, but not in the event of the termination by the Employee of the employment hereunder in accordance with Paragraph 4.3 hereof (other than in connection with a Change in Control), all unvested stock options to purchase common shares of the Company held by the Employee shall immediately vest and become exercisable, regardless of the date upon which such options would otherwise vest and become exercisable.

ARTICLE 5
CONFIDENTIALITY

Section 5.1

Confidential Information.

The Employee acknowledges that during the course of his employment he has been and shall be exposed to secret and confidential business information belonging to the Company, which gives it or them a commercial advantage over others.  Except as may be required by law, the Employee agrees to not use, directly or indirectly, for his own account or for the account of any person, firm, corporation or other entity, or disclose to any person, firm, corporation or other entity, the Company's ' proprietary information disclosed or entrusted to him or developed or generated by him in the performance of his duties hereunder, including but not limited to information relating to the Company's organisational structure, operations, business plans, technical projects, pricing data, business costs, research data results, inventions, trade secrets, customers lists or other work produced, developed by or for the Company, whether on the premises of the Company or elsewhere.

Section 5.2

Exceptions.

The provisions of Paragraph 5.1 hereof shall not apply to any proprietary, confidential or secret information, which is, at the commencement of the term of this Agreement or at some later date, publicly known under circumstances involving no breach of this Agreement.

Section 5.3

Property and Documents.

The Employee acknowledges, understands and agrees that all memoranda, notes, records, charts, formulae, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by the Employee during the course of his employment, shall be the property of the Company and shall be delivered by the Employee to the Company upon request at any time during the course of employment and upon the termination of his employment as hereinbefore provided.  With respect to all confidential information and other documents of the Company held by the Employee, the Employee acknowledges that he is in a position of trust and subject to a fiduciary duty to use the information only in the interests of the Company and its business.

Section 5.4

Survival.

The Employee acknowledges and agrees that his obligations pursuant this Article 5 shall survive the termination of this Agreement and the employment contemplated hereunder and shall remain in full force and effect in perpetuity.

ARTICLE 6
PROTECTIVE COVENANTS

Section 6.1

Definitions.  For the purposes of this Article 6:

(i)

“Applicable Time Period” means the period commencing on the date of this Agreement and continuing for one year following termination of this Agreement for any reason;

(ii)

“Business” means the business presently and heretofore carried on by the Company consisting of base and precious metals exploration in North America;

(iii)

“Customer” means any Person, which in the one-year period preceding the date of the termination of the employment of the Employee with the Company has been a customer of the Company.

Section 6.2

Protective Covenants.

The Employee covenants and agrees that, except on behalf of and for the benefit of the Company, he shall not during the Applicable Time Period:

(i)

knowingly, directly or indirectly, take any action which may reasonably result in the relations between the Company and the employees or Customers of the Company being impaired or which may otherwise be detrimental to the Business or the Company;

(ii)

directly or indirectly, attempt to induce or induce any such employee of the Company to leave his or her employment with the Company; or

(iii)

directly or indirectly, solicit or attempt to solicit any Customer, except on behalf of and for the benefit of the Company or except with respect to a business that is not the same as or substantially similar to the Business.

Section 6.3

Severability.

If any covenant or provision in this Article 6 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.

ARTICLE 7
INSURANCE AND INDEMNIFICATION

Section 7.1

Insurance

The Company shall maintain appropriate Directors and Officers liability insurance coverage for, and on behalf of, the Employee.

Section 7.2

Indemnification

The Company, except in respect of an action by or on behalf of the Company to procure a judgment in its favour, the Company shall pay, and indemnify the Employee and his heirs and legal representatives against, all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company, if:

(i)

he acted honestly and in good faith with a view to the best interests of the Company; and

(ii)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

ARTICLE 8
GENERAL

Section 8.1

Entire Agreement.

This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes and replaces any provision of any other document heretofore entered into by them with respect to the subject matter contemplated herein.  The parties hereto acknowledge and agree the execution of this Agreement has not been induced by, nor do either of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.

Section 8.2

Amendments.

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.

Section 8.3

Notice.

Any notice to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand or mailed by first-class mail, postage prepaid and addressed to the recipient as follows:

Company:

181 Bay Street, Suite 2330

Brookfield Place, Bay / Wellington Tower, P.O. Box 848
Toronto, Ontario

M5J 2T3

Attention:

Chairman of the Board

Employee:

12 Moynes Avenue

Toronto, ON  M8Y 3B6

Any such notice, if mailed, shall be deemed to have been received on the fifth business day next following the date of mailing and, if delivered, on the date of delivery.  Either party may, by notice given in accordance with the foregoing, change his or its address for the purposes of this Agreement.  In the event of a postal strike in progress, notice shall be given only by delivery by hand in accordance with this paragraph.  In the event of a postal strike occurring within five business days after the giving of notice by mail as hereinbefore set out, such notice shall be deemed ineffective and thereafter, during the continuance of the postal strike, notice shall be effective only if delivered by hand.

Section 8.4

Further Assurances.

The parties shall do all further acts and execute and deliver such further documents in writing and give such further assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions and intent of this Agreement.

Section 8.5

Waivers.

No waiver of any breach or default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

Section 8.6

Severability.

If any provision of this Agreement is determined to be illegal or unenforceable, in whole or in part, such illegal or unenforceable provision or part thereof shall be severable from this Agreement and shall not affect the remaining provisions hereof.

Section 8.7

Headings.

The insertion of headings and the division of this Agreement into Paragraphs and Subparagraphs is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 8.8

Enurement.

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, legal personal representatives of the Employee and the successors and permitted assigns of the Company.

Section 8.9

Assignment.

This Agreement may not be assigned by the Employee.  This Agreement may not be assigned by the Company to any Person other than an Affiliate of the Company.

Section 8.10

Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 8.11

Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first written above.

LIBERTY SILVER CORP.
	Per	/s/ T.N. Unwin
T.N. Unwin, Director
	Per	/s/ W.T. Hodgson
W.T. Hodgson, Director
)
	)	/s/ Manish Z. Kshatriya
)
/s/ R. Geoffrey Browne	)	Manish Z. Kshatriya
)
Witness